EXHIBIT 10.16

EMPLOYMENT AGREEMENT

AGREEMENT dated as of January 1, 2005, between News America Incorporated, a Delaware corporation, with offices at 1211 Avenue of the Americas, New York, NY 10036 (“NAI”) and Lawrence A. Jacobs, residing at the address on file with NAI (the “Executive”).

W I T N E S S E T H:

WHEREAS, NAI desires to employ the Executive on the terms and conditions hereinafter set forth; and

WHEREAS, the Executive desires to be so employed;

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:

1. Duties. NAI agrees to employ the Executive and the Executive agrees to accept employment with NAI for the Term of Employment hereinafter defined. During the Term of Employment, the Executive, subject to the provisions of this Agreement, shall: (a) have the title and the duties of Senior Executive Vice President and Group General Counsel of News Corporation, a Delaware corporation (‘NEWS CORP”), and Senior Executive Vice President and General Counsel of News America Incorporated and Fox Entertainment Group, Inc., a Delaware corporation (“FEG”); (b) be a member of the Office of the Chairman of NEWS CORP; (c) be a member of the Executive Management Committee of NEWS CORP; (d) in such capacities, report directly to the Chief Executive Officer of NEWS CORP and the Boards of Directors of NEWS CORP, NAI and FEG or such other Senior Executive as the CEO may designate; and (e) in such capacities, have charge and supervision of all legal matters and affairs of NEWS CORP, NAI, FEG and their subsidiaries and divisions.

Subject to the provisions of Section 7 (c) hereof, during the Term of Employment the Executive shall devote substantially all of his business time and attention and give his best efforts and skill to furthering the business and interests of NEWS CORP and to the performance of such executive duties as the Chief Executive Officer of NEWS CORP and Boards of Directors of NEWS CORP, NAI and FEG may determine, from time to time, consistent with the terms of this Agreement.

2. Term. “Term of Employment” as used herein shall mean the period from January 1, 2005 through December 31, 2009; provided, however, if the Term of Employment is terminated earlier, as hereinafter set forth, the Term of Employment shall mean the period from January 1, 2005 through the effective date of such earlier termination. The Term of Employment shall be terminated earlier only by NAI upon the death of the Executive, the disability of the Executive or upon the discharge of the Executive for cause, all as provided for in Section 8 hereof.

Not later than September 1, 2009, the parties hereto shall enter into discussion to determine whether they are interested in continuing the employment of the Executive after the Term of Employment, and if so, they shall enter into good faith negotiations with respect to such continuing employment.

3. Location. The Executive shall be based and essentially render services in the New York City metropolitan area at the principal office maintained by NEWS CORP in such area. The Executive will travel as reasonably required to perform his functions hereunder.

4. Compensation. As compensation for his services, the Executive shall receive a base salary at an annual rate of not less than $1,250,000 (the “Base Salary”) to be paid in the same manner as other senior executives of NAI are paid. The Base Salary shall be reviewed annually in the same manner as the salaries of other senior executives of NEWS CORP are reviewed. Increases in the Base Salary shall be discretionary. The Executive will be entitled to an annual bonus. This bonus shall be in the sole discretion of the Chief Executive Officer and the Board of Directors of NEWS CORP.

5. Other Benefits. The Executive shall be entitled to the following benefits (collectively, the “Benefits”):

(a) The Executive shall be entitled to participate in all of the following incentive or benefit plans or arrangements presently in effect or hereafter adopted by the Company applicable to senior executives of NEWS CORP:

(i) any stock option or purchase plan, stock appreciation rights plan or any bonus or other incentive compensation plan; and

(ii) any profit-sharing, pension, group medical, dental, disability and life insurance or other similar benefit plans.

(b) In order to facilitate the Executive’s performance of his duties, he shall receive a car allowance in the amount of $1,200.00 per month.

6. Business Expenses. During the Term of Employment, NAI shall pay, or reimburse the Executive for, all expenses reasonably incurred by him in connection with his performance of his duties hereunder.

7. Confidentiality; Restriction on Competition.

(a) Any and all confidential knowledge or information concerning NEWS CORP, NAI and FEG and their affairs obtained by the Executive in the course of his employment will be held inviolate by him and he will conceal the same from any and all other persons, including, but not limited to, competitors of NEWS CORP, NAI and FEG and will not impart any such knowledge acquired by him as an officer or employee of NEWS CORP, NAI and FEG to anyone.

(b) Upon termination of his employment, the Executive will immediately surrender and turn over to NEWS CORP, NAI and FEG all books, forms, records, customer lists and all other papers and writings relating to NEWS CORP, NAI and FEG and all other property belonging to NEWS CORP, NAI and FEG.

(c) During the Term of Employment, the Executive will not, in any manner directly or indirectly, engage in any business which competes with the business in which NEWS CORP, NAI or FEG is then engaged and will not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by, or connected in any manner with any corporation, firm or business that is so engaged; provided, however, that nothing herein contained shall prohibit the Executive from owning not more than five (5%) percent of the outstanding stock of any publicly held corporation.

8. Termination by NAI. The Executive’s employment hereunder may be terminated by NAI without any breach of this Agreement only under the following circumstances:

(a) The Executive’s employment hereunder shall terminate upon his death.

(b) If, as a result of the Executive’s incapacity and disability due to physical or mental illness, the Executive shall have been absent from his duties hereunder for a period of 365 consecutive days during the Term of Employment, NAI may terminate the Executive’s employment hereunder.

(c) NAI may terminate the Executive’s employment hereunder for cause. For purposes of this Agreement, NAI shall have “cause” to terminate the Executive’s employment hereunder only in the event of a material breach of this Agreement by the Executive, which breach is not cured within twenty days after written notice to the Executive specifying such breach, or in the event of the Executive’s excessive absenteeism, insobriety, drug addiction, fraud, embezzlement or conviction of a felony (other than a vehicular felony).

(d) Any termination of the Executive’s employment by NAI (other than termination pursuant to subsection (a) above) shall be communicated by a written Notice of Termination to the Executive. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in full detail the facts and circumstances claimed to provide the basis for termination of the Executive’s employment under the provision so indicated.

(e) “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of this death, or (ii) if the Executive’s employment is terminated pursuant to subsections (b) or (c) above, the date specified in the Notice of Termination.

9. Termination by Executive.

(a) The Executive, at his option, may terminate his employment without any breach of this Agreement under the following circumstances:

(i) In the event of a breach of the Agreement by NAI which breach if curable, is not cured within twenty days after written notice specifying such breach; or

(ii) If the Executive is required to be based and essentially render services in other than the New York City metropolitan area at the principal office of NEWS CORP in such area.

(b) Any termination of his employment by the Executive shall be communicated by a written Notice of Termination to NAI.

10. Compensation Upon Termination.

(a) If the employment of the Executive is terminated pursuant to Section 8(a) hereof, by reason of his death, NAI agrees to pay directly to his surviving spouse, or if his spouse shall not survive him, then to the legal representative of his estate, (i) for a period of twelve months (commencing with the Date of Termination) an amount equal to and payable at the same rate as his then current Base Salary, and (ii) any payment the Executive’s spouse, beneficiaries, or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy then provided to the Executive or maintained by the Company. Such payments, through their entire term, shall fully discharge the obligations of NAI hereunder and NAI shall be under no obligation to provide any further compensation to the Executive, his surviving spouse or the legal representative of his estate, except as otherwise required in this Agreement.

In addition, the Executive’s surviving spouse and eligible dependents shall continue to be provided with NAI health and welfare benefits (including, without limitation, medical, dental, and vision benefits) on the same terms and conditions as apply to the highest paid group of executives at NAI or News Corp

(b) During any period that the Executive fails to perform his duties hereunder as a result of incapacity and disability due to physical or mental illness, NAI shall continue to pay to the Executive his full Base Salary until the Executive returns to his duties or until twelve months after the Executive’s employment is terminated pursuant to Section 8(b) hereof. Such payments shall fully discharge the obligations of NAI hereunder and NAI shall be under no obligation to provide any further compensation to the Executive, except as otherwise required in this Agreement.

In addition, the Executive, his surviving spouse and eligible dependents shall continue to be provided with NAI health and welfare benefits (including without limitations, medical, dental and vision benefits) on the same terms and conditions as then apply to the highest paid group of executives of NAI or News Corp.

(c) If the Executive’s employment shall be terminated for cause pursuant to Section 8(c) hereof, NAI shall pay the Executive his full Base Salary through the Date of Termination. Such payments shall fully discharge the obligations of NAI hereunder and NAI shall be under no obligation to provide any further compensation to the Executive.

(d) If NAI shall terminate the Executive’s employment other than pursuant to Sections 8(a), 8(b) or 8(c) hereof, or if the Executive shall terminate his employment hereunder pursuant to Section 9 hereof, the Executive shall receive the compensation and other payments and Benefits in the same manner as though the Executive continued to be employed hereunder. For this purpose, compensation will include a minimum annual bonus equal to the average of the two immediately preceding Bonuses paid to the Executive, prior to the Executive’s termination under this paragraph. The Executive shall not be required to seek or accept other employment during the Term of Employment and any amounts earned by the Executive from any other employment during the Term of Employment shall not reduce or otherwise affect the payments due to the Executive pursuant to this Section 10(d).

(e) The Executive shall be entitled to the benefits provided in the SERP and Welfare Benefit Letter (as defined in Section 17 below) in the event of any termination pursuant to Section 10 hereof.

11. Condition of and Survival of Agreement. In the event that NEWS CORP or NAI shall at any time be merged or consolidated with any other corporation or corporations or shall sell or otherwise transfer a substantial portion of its assets to another corporation or entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the corporation or entity surviving or resulting from such merger or consolidation or to which such assets shall be sold or transferred.

12. Indemnity and Insurance. NAI shall indemnify the Executive and hold him harmless from any cost, expense or liability arising out of or relating to any acts or directions made by him in the course of performing under this Agreement. The Executive shall be added as an additional named insured under all appropriate insurance policies now in force or hereafter obtained covering NEWS CORP, NAI and FEG, including, without limitation, insurance policies providing customary directors and officers insurance coverage. NAI will pay all expenses, including reasonable attorneys’

fees, actually incurred by the Executive in connection with or relating to any registration or other governmental filings made by NEWS CORP, NAI or FEG or to defending any claim, action, suit or proceeding (including any appeals therefrom) alleged or brought by a third party (including but not limited to derivative actions to the extent such indemnification is legally permissible), arising out of or relating to the performance of this Agreement. If any such claim, action, suit or proceeding is brought or claim relating thereto is made against the Executive in respect of which indemnity may be sought pursuant to the foregoing, the Executive shall promptly notify NAI in writing thereof, and NAI shall have the right to assume and control the defense thereof. In the event NAI assumes such defense, the Executive shall have the right to employ his own counsel as well at his own expense. Without limiting any other provision of this Agreement, this Section 12 shall survive the termination or expiration of this Agreement for any reason whatsoever.

13. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by registered mail or certified mail, return receipt requested, postage prepaid, to the last home address given by the Executive to NAI or to NAI at its New York City metropolitan area office or such other address as shall be furnished in writing by either party to the other; such notice or communication shall be deemed to have been given as of the date so mailed.

14. Construction. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

15. Severability. The conditions and provisions herein set forth shall be severable, and if any condition or provision or portion thereof shall be held invalid or unenforceable, then said condition or provision shall not in any manner affect any other condition or provision and the remainder of this Agreement and every section thereof construed without regard to said invalid condition or provision, shall continue in full force and effect.

16. Assignment. Neither party shall have the right, subject to Section 11 hereof, to assign the Executive’s rights and obligations with respect to his actual employment duties without the prior consent of the other party.

17. Entire Agreement. This Agreement and the letter to the Executive from News Corp dated January 1, 2005, providing for enhanced retirement and welfare benefits in certain events (the “SERP and Welfare Benefit Letter”), contain the entire understanding between the parties hereto with respect to the subject matter hereof, and supersede and render null and void any and all prior oral or written agreements, understandings or commitments pertaining to the subject matter hereof. No waiver or modification of the terms or provisions hereof shall be valid unless in writing signed by the party so to be charged thereby and then only to the extent therein set forth.

IN WITNESS WHEREOF, the parties hereto have affixed their signatures as of the day and year first above written.

NEWS AMERICA INCORPORATED

By:	/s/ David F. DeVoe

/s/ Lawrence A. Jacobs
Lawrence A. Jacobs

As an inducement to the Executive to enter into the foregoing Employment Agreement, the undersigned hereby guarantees full performance of all of the obligations of News Corporation, News America Incorporated and Fox Entertainment Group and any of their subsidiaries and divisions thereunder, waiving exhaustion of remedies, including, without limitation, obligations with respect to the election and/or designation of Executive as a director and officer to serve in the capacities and to have the duties set forth in Section 1 of the Agreement. This guarantee shall continue hereafter with respect to any amendments, modification, supplements or other changes made to or with respect to the foregoing Agreement.

NEWS CORPORATION

By:	/s/ K. Rupert Murdoch

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